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                                                                    EXHIBIT e(2)

                                 FIRST AMENDMENT
                            TO DISTRIBUTION AGREEMENT
                               DATED JULY 1, 2001,
                                  BY AND AMONG
            AMERISTOCK MUTUAL FUND, INC., AMERISTOCK CORPORATION AND
                             ALPS DISTRIBUTORS, INC.

       THIS AMENDMENT is made as of June 19, 2003, by and between Ameristock Mutual Fund, Inc., a Maryland corporation (the "Fund"), Ameristock Corporation, a California corporation ("Ameristock"), and ALPS Distributors, Inc., a Colorado corporation ("ADI").

       WHEREAS, the Fund, Ameristock, and ADI have entered into a Distribution Agreement (the "Agreement") dated July 1, 2001.

       WHEREAS, the Fund, Ameristock, and ADI wish to modify the provisions of the Agreement to more accurately reflect the expenses covered by ADI.

       NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

       1. REGISTRATION OF SHARES. The second sentence of Section 9, which is entitled "Registration of Shares," of the Agreement shall be deleted in its entirety and replaced with the following sentence: "The Fund shall make available to the Distributor such number of copies of the currently effective Prospectus and Statement of Additional Information as the Distributor may reasonably request."

       2. DISTRIBUTION EXPENSES. Section 10, which is entitled "Distribution Expenses" shall be deleted in its entirety.

       3.   MISCELLANEOUS. The first sentence of the second paragraph under
       Section 22, which is entitled "Miscellaneous" shall be deleted in its entirety and replaced with the following sentence: "The Distributor acknowledges that the obligations of the Fund under this Agreement are not binding on any officers, Directors or shareholders of the Fund individually, but are binding only upon the assets and properties of the various Funds."

       4. REMAINDER OF AGREEMENT. Other than as amended hereby, all terms and conditions of the Agreement are unchanged and remain in full force and effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed by the laws of the State of Colorado.

            (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.)

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       IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

AMERISTOCK MUTUAL FUND, INC.                AMERISTOCK CORPORATION

By:                                         By:
    --------------------------------            --------------------------------
Name:                                       Name:
      ------------------------------              ------------------------------
Title:                                      Title:
       -----------------------------               -----------------------------


ALPS DISTRIBUTORS, INC.

By:
    --------------------------------
Name:  Jeremy O. May
Title: Senior Vice President

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